Exhibit 10.16

MANAGEMENT AND ACCOUNTING
SERVICES AGREEMENT

This MANAGEMENT AND ACCOUNTING SERVICES AGREEMENT (this “Agreement”) dated as of this 1st day of January, 2000 is by and between ACE Insurance Management Ltd. (“AIM”), and ACE Capital Re International Ltd. (“ACE Cap Re”) both companies incorporated and organized under the laws of Bermuda (ACE Cap Re and AIM are collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, ACE Cap Re, a wholly-owned subsidiary of ACE Bermuda Insurance Ltd., desires to contract with AIM, a wholly owned subsidiary of ACE Bermuda Insurance Ltd., to provide certain accounting and administrative services and AIM is willing to provide such services in accordance with and subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DUTIES OF AIM

Subject to such specified guidelines and limitations as may be established from time to time by ACE Cap Re, AIM shall provide the following services to ACE Cap Re (hereinafter “Services”) during the Term of this Agreement:

A.    Accounting Services.

AIM shall:

1.     Make disbursements from ACE Cap Re’s bank accounts in settlement of the liabilities of ACE Cap Re; provided that the same shall be subject to such authority limitations as ACE Cap Re, in its sole discretion, shall communicate to AIM in writing from time to time.

2.     Maintain and prepare accounts payable ledgers and journals (including accruals where necessary).  Such ledgers and journals shall be prepared in accordance with generally accepted accounting principles and standards for the insurance industry and shall comply with applicable insurance rules and regulations.

3.     Prepare and maintain investment portfolio monthly journals and ledgers

4.     Administer employee payroll accounting, disbursements, and monthly reporting to both ACE Cap Re and its employees (including income tax withholding and remittances to the US Government, as applicable).

5.     Provide monthly reports and analyses to ACE Cap Re on investment results, payroll and other disbursements;

6.     Monitor and review ACE Cap Re’s investment portfolio in accordance with investment guidelines and provide a monthly compliance report to ACE Cap Re on the same.

7.     Prepare and provide to ACE Cap Re, financial statement disclosure and footnotes with regard to ACE Cap Re’s investment portfolio.

B.    Administrative Services.

AIM shall:

1.     Order, collect and deliver stationery and other supplies when requisitioned by ACE Cap Re.

2.     As respects hiring of employees by ACE Cap Re, post advertisements, file required forms with and act as liaison to the Bermuda Government immigration department, and, upon request, interview prospective employees.

3.     Provide information system technology support, including purchasing and installation of all computer hardware, software and communications; provide ongoing development and contingency (back up) support, as reasonably required.

4.     Provide building maintenance services, including but not limited to ordering and installation of fixtures and fittings, provision of cleaning services, making repairs and arranging and managing office remodeling work or contracting with third parties for provision of the same.

5.     Book travel arrangements for ACE Cap Re’s employees, upon request.

C.    Professional Services

AIM shall:

1.     Assist ACE Cap Re in satisfaction of corporate compliance with Bermuda insurance regulations and filing requirements.  The Parties acknowledge that AIM shall not be required to file statutory financial statements on behalf of ACE Cap Re.

2.     Provide legal assistance upon request.

3.     Provide actuarial services upon request, including loss reserve specialist.

D.    Other

1.     AIM shall provide such other supplies and services as may be mutually agreed to by the Parties subject to the Fee specified in Article 4 of this Agreement or such additional compensation as is mutually agreed.

2.     AIM shall provide such additional reports as may be reasonably requested by ACE Cap Re.

3.     For the avoidance of doubt and without limitation, the services provided by AIM under this Agreement shall not include investment management, audit, preparation of GAAP or statutory financial statements, corporate governance or stewardship, hiring of employees.

ARTICLE 2
DUTIES OF ACE CAP RE

ACE Cap Re shall:

A.    Comply promptly with any reasonable request for instructions, which AIM may make in order to perform its duties efficiently under this Agreement.

B.    Provide funds adequate for AIM to administer the accounts payable function under this Agreement.

C     Compensate AIM as provided in Article 4 hereof.

ARTICLE 3
TERM

A.    This Agreement shall commence on the date hereof and shall be a continuous contract until and unless terminated by either party upon provision at least sixty (60) days’ prior written notice to the other.

B.    Termination of this Agreement shall not relieve either party of its liability for performance under this Agreement prior to the date of termination.

ARTICLE 4
COMPENSATION

A.    ACE Cap Re shall pay AIM for all services rendered under this Agreement a flat fee per annum (the “Fee”) payable in four (4) equal installments, quarterly in advance.

B.    The Fee for the first annual period of this Agreement is one hundred eighty thousand US Dollars ($180,000).

C.    The Fee may be reviewed and adjusted by the mutual agreement of the Parties on each annual anniversary of this Agreement or coincident with any substantive changes in the services provided by AIM to ACE Cap Re.

D.    It is understood and agreed that the Fee paid to AIM under this Agreement shall include payment for all supplies and services rendered by AIM hereunder with the exception of out of pocket expenses incurred by AIM from the purchase or rental of personal property for ACE Cap Re (including stationery, furniture, computers, fixtures, etc.); banking or custodial fees; Bermuda and other countries’ government taxes, fees and license costs; and third party attorney, audit, or actuarial fees.

ARTICLE 5
INDEMNIFICATION

AIM does not assume any responsibility under this Agreement other than to render the Services called for under this Agreement in good faith and shall have no liability to ACE Cap Re except for fraud, or dishonesty, gross negligence, willful default or bad faith; provided however, that any error or omission by AIM in performance of its duties hereunder shall be rectified promptly upon its discovery.

ARTICLE 6
BOOKS AND RECORDS

A.    AIM shall keep, in a manner and form approved by and acceptable to ACE Cap Re, records of all business conducted under and pursuant to this Agreement.  ACE Cap Re’s books and records shall be maintained separate and apart from other records and information of AIM.

B.    ACE Cap Re shall have the right, from time to time, to conduct reviews, inspections and/or audits of any or all of the records and documents related to its business under this Agreement, during ordinary business hours upon reasonable notice, and AIM shall cooperate and cause its employees, agents or advisors to cooperate and cause its employees, agents or advisors to cooperate with ACE Cap Re in conducting such reviews, inspections and audits.

C.    The ownership of all books, supplies, records or other materials furnished by AIM on behalf of ACE Cap Re and all books, records or other materials relating to the business of ACE Cap Re shall be vested in, and remain the property of ACE Cap Re, and all shall be delivered to ACE Cap Re immediately upon the termination or cancellation of this Agreement or at any time upon the request of ACE Cap Re.

ARTICLE 7
GENERAL PROVISIONS

A.    Independent Contractor.  It is expressly agreed by the Parties hereto that AIM is at all times acting and performing hereunder as an independent contractor and not as agent for ACE Cap Re, and that no act of commission or omissions of either party hereto shall be construed to make or render AIM the principal, agent, employer, employee, joint venturer, or associate of ACE Cap Re, except to the extent specified herein.

B.    Licenses and Qualified Staff.  During the Term of the Agreement, AIM shall maintain all licenses and permits required in connection with the performance of its obligations under this Agreement and provide appropriate staff, without being required to maintain any specific current employee.

C.    Headings.  The headings and captions of the several sections of this Agreement are inserted solely for convenience of reference, and are neither a part of nor intended to govern limit or aid in the construction of any term or provision hereof.

D.    Force Majeure.  Neither Party shall be responsible for delays or failures in performance resulting from acts beyond the control of such part.  Such acts shall include but are not limited to acts of God, strikes, lockouts, riots, acts of war, embargoes, epidemics, government regulations superimposed after the fact, fire, floods, communication line failures, power failures, typhoons, earthquakes, or other disasters.

E.     Notices

1.     Each notice which is or may be required to be given by either party to the other party in connection with this Agreement shall be in writing, and given by facsimile, personal delivery, courier, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served.

Such notices, if to AIM, shall be addressed as follows:

Ace Insurance Management Ltd.

Attention: General Counsel

The ACE Building

30 Woodbourne Avenue

Hamilton HM 08

Bermuda

Telephone:  441-295-5200

Facsimile:  441-296-7797

Such notices, if to ACE Cap Re, shall be addressed as follows:

ACE Capital Re International Ltd.

Attention: Legal Counsel

Victoria Hall, 3rd Floor

Hamilton HM 11

Bermuda

Facsimile:

2.     Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed, to the address indicated in Section 1 above.

3.     Each party may designate by notice to the other in writing, given in the foregoing manner, a new address to which any notice may thereafter be so given, served or sent.

F.     Confidentiality.  AIM acknowledges that, in performance of its obligations hereunder, it shall receive certain information, which is considered proprietary and confidential by ACE Cap Re.  AIM agrees that it shall treat all information received from ACE Cap Re pursuant to this Agreement with the same degree of care and level of confidentiality that it affords its own information.

G.    Entire Agreement; Amendments; Waiver.  This Agreement constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof.  No supplement, modification, termination in whole or in part, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed, nor shall constitute, a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided therein.

H.    Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and each of their respective successors and permitted assigns, but may not be assigned by either party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), and no other persons shall have or derive any right, benefit or obligation hereunder.

I.      Governing Law and Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the Islands of Bermuda applicable to agreements made to be performed entirely within such jurisdiction.  Any dispute related to this Agreement shall be subject to final and binding arbitration in Bermuda in accordance with the Arbitration Act 1986.

J.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement on the date first above written.

ACE Insurance Management Ltd.		ACE Capital Re International Ltd.

/s/ Keith P White		/s/ Jonathan Beck

By:	Keith P White	By:	JONATHAN BECK
Title:	Chief Administration Officer	Title:	VICE PRESIDENT